PRESS RELEASE

FCC Approves Coast to Coast
Tower Expansion for
SkyWay Communications Holding Corp.

CLEARWATER, Fla. — (BUSINESS WIRE) — February 17, 2004— SkyWay Communications Holding Corp. (OTCBB: SWYC — News), and its wholly owned subsidiary, Sky Way Aircraft Inc, announced today that Federal Communications Commission (FCC) has approved SkyWay Phase II tower activation schedule, granting air to ground coverage from the Atlantic to Pacific oceans. SkyWay will begin RF engineering, inspections and frequency handoff testing to integrate the additional towers with the existing air to ground (ATG) eastern seaboard tower infrastructure, previously approved. The granting of this license allows Sky Way to reactivate towers needed to support the Southeast Airlines services contract requiring wireless coverage across the central and mid-western U.S. with additional coverage through-out California, Oregon and Washington.

The license permits SkyWay to upgrade and reactivate the existing air to ground tower network, making it one of two land-based networks licensed to operate in the ATG frequencies. Using the existing tower network and the FCC license, SkyWay is able to provide many in flight services with its 15 Mbps air to ground throughput. This robust connection allows for the transmission of real-time bi-directional information from commercial airlines, general aviation and military aircraft, it is SkyWay’s plan to utilize the nationwide ground network for in flight entertainment and Homeland Security solutions. Including the transmission and recording of real-time video surveillance within the aircraft coupled with live monitoring on the ground. Other surveillance and monitoring applications include airports, seaports, dams, nuclear power plants, gas and oil facilities, shipping containers, emergency medical services and a host of other emergency applications.

According to Brent Kovar, President of SkyWay Communications Holding Corp., “The second FCC license allows SkyWay to further its quest for a seamless national tower network to support Southeast Airlines aircraft, defense contractors and government agencies”. “We are excited and proud of the many Homeland Security solutions we can provide to our nation’s infrastructure”.

About SkyWay Communications Holding Corporation (Sky Way Aircraft, Inc).

SkyWay Communications Holding Corporation (Sky Way Aircraft, Inc.) is a Clearwater, Florida based company that is developing a unique ground to air in-flight aircraft communication network that it anticipates will facilitate homeland security and in-flight entertainment. Sky Way Aircraft is focused on bringing to the market a network supporting aircraft-related service including anti-terrorism support, real time in-flight surveillance and monitoring, WIFI access to the Internet, telephone service and enhanced entertainment service for commercial and private aircraft throughout the United States. Based on the final upgrading of a previous airborne telephone and communications network, Sky Way Aircraft intends to provide broadband connectivity between the ground and in-flight aircraft throughout the U.S. using technology that provides a broadband high-speed data transmission. Sky Way Aircraft intends to be the communications solution for commercial and private aircraft owners wanting real time access to on-board security systems, aircraft health and welfare monitoring, avionics operations and for passengers wanting real time high-speed access to the Internet. The network will enable applications that can personalize the in-flight entertainment experience, provide real time access to flight management avionics with long-term data storage and also support for ground monitoring of in-flight surveillance systems that are being designed with the goal of enhancing current airline security standards.

Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of the Company’s products, increased levels of competition for the Company, new products and technological changes, the Company’s dependence on third-party suppliers, and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

For more information regarding SkyWay Communications Holding Corp. please contact:

Brent Kovar, President (727) 535 8211   OR   www.skywayaircraftsecurity.com